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                                                                     Exhibit A-3

                          CERTIFICATE OF INCORPORATION

                                       OF

                         NISOURCE RETAIL SERVICES, INC.

         FIRST: The name of the corporation ("Corporation") is NiSource Retail Services, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington 19808, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended.

         FOURTH: The Corporation has the authority to issue 1,000 shares of stock. The par value of each share is $.01. All such shares are of one class called Common Stock.

         FIFTH: The name and the mailing address of the incorporator are Gary W. Pottorff, Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, IN 46410.

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         SIXTH: The Board of Directors of the Corporation has the power to adopt, amend, or repeal the By-Laws of the Corporation.

         SEVENTH: A director may not be held personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty. However, a director will be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of the Article Seventh will not affect the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director that occurred prior to such amendment.

         EIGHTH: The Corporation will, to the fullest extent permitted by the provisions of section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it has the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by that section. This indemnification should not be deemed exclusive of any other rights to which those indemnified may be entitled both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

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         NINTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article Ninth.

         The undersigned, being the incorporator hereinabove named, has executed this Certificate of Incorporation this 12th day of November, 2003, thereby acknowledging under penalties of perjury that the foregoing is the act and deed of the undersigned and that the facts stated therein are true.

                                          /s/ Gary W. Pottorff, Incorporator